Sabre bolsters financial position; reports first quarter 2020 results

Business overview:
•Closed $1.1 billion secured and exchangeable notes offerings
•Announced cost savings program with estimated savings of $325 million in 2020; largely variable cost base expected to provide ability to reduce costs further if necessary
•Additional measures announced to strengthen cash position include borrowings under revolving credit facility and suspension of dividends and share repurchases
•Above liquidity and cost saving measures bolster financial position in response to challenges created by COVID-19 and its negative impact on the travel industry
•Pro forma first quarter 2020 ending cash balance of $1.7 billion expected to provide adequate liquidity to weather prolonged adverse market environment
•Effective May 1, 2020, Sabre and Farelogix agreed to terminate the acquisition agreement

First quarter 2020 summary:
•First quarter revenue totaled $659 million
•Net loss attributable to common stockholders of $213 million and net loss attributable to common stockholders per share (EPS) of ($0.78)
•Adjusted EPS of ($0.29)
•All metrics were negatively impacted by COVID-19 pandemic, partially offset by variable cost relief and implementation of cost saving actions

SOUTHLAKE, Texas – May 8, 2020 – Sabre Corporation ("Sabre" or the "Company") (NASDAQ: SABR) today announced financial results for the quarter ended March 31, 2020.

"This is an unprecedented time of disruption in global travel. The COVID-19 pandemic represents a massive challenge to the travel industry. We are a global leader in the retailing, distribution and fulfillment of travel and a mission-critical solutions provider to the global travel industry," said Sean Menke, President and CEO. "We've experienced a rapid decline in airline and hotel bookings, exacerbated by significant cancellations. The environment remains uncertain, with reductions in airline capacity and a volatile macro environment. In response, we have quickly taken a number of decisive actions, including announcing $325 million in expected cost reductions and improving our liquidity through financing measures. Two-thirds of our cost structure is variable, which helps provide protection in a prolonged downside scenario as well as the ability to implement further actions, if needed, in response to this developing situation.

"The COVID-19 disruption comes amidst Sabre's successful execution of a multi-year shift to enhance our strategic positioning, including investment in our technology transformation and new strategic initiatives announced last quarter. Although we continue to work side by side on our technology transformation with Google, there will be delays in other strategic initiatives as Sabre or our customers put projects on hold or furlough employees. In addition, effective May 1, 2020, Sabre and Farelogix have agreed to terminate the acquisition agreement.

"While the future impact of COVID-19 is still unknown, I believe the strength of our liquidity position, flexible cost structure, longstanding customer relationships and experienced management team will allow Sabre to endure this period of prolonged uncertainty. We take our responsibility to protect our business seriously and appreciate the sacrifices our global team has made to continue to deliver for our customers and shareholders."

Q1 2020 Financial Summary

Sabre consolidated first quarter revenue totaled $659 million, compared to $1,049 million in the first quarter of 2019. The decline in revenue was primarily due to significant reductions in air, hotel and other travel bookings driven by the COVID-19 pandemic and its unprecedented impact on the global travel industry.

Operating loss was $151 million, versus operating income of $110 million in the first quarter of 2019. The decline in operating results in the quarter was primarily due to the significant decline in revenue driven by COVID-19, a $31 million increase in bad debt expense and a $25 million charge associated with recently announced cost saving actions. These impacts were partially offset by a decline in Travel Network incentive expenses and headcount-related expenses resulting from cost saving actions implemented in response to COVID-19.

Net loss attributable to common stockholders totaled $213 million, versus net income of $57 million in the first quarter of 2019. Diluted net loss attributable to common stockholders per share totaled ($0.78), versus diluted net income attributable to common stockholders per share of $0.20 in the first quarter of 2019. The change in net income attributable to common stockholders was driven by the items impacting operating loss described above and a $46 million charge recorded in connection with the termination of the Farelogix acquisition agreement, partially offset by a reduction in taxes.

Adjusted Operating Loss was $73 million, versus $156 million Adjusted Operating Income in the first quarter of 2019. The decline was primarily due to the significant decline in revenue driven by COVID-19 and increased bad debt expense, partially offset by a decline in Travel Network incentive expenses and headcount-related expenses resulting from cost saving actions implemented in response to COVID-19.

For the quarter, Sabre reported Adjusted Net Loss from continuing operations per share (Adjusted EPS) of ($0.29), versus Adjusted Net Income from continuing operations per share of $0.34 in the first quarter of 2019.

With regards to Sabre's first quarter 2020 cash flows (versus prior year):
•Cash provided by operating activities totaled $40 million (vs. $152 million)
•Cash used in investing activities totaled $33 million (vs. $38 million)
•Cash provided by financing activities totaled $238 million (vs. $164 million used in)
•Capitalized expenditures totaled $28 million (vs. $38 million)

First quarter Free Cash Flow totaled $12 million, versus $114 million in the first quarter of 2019.

During the first quarter of 2020, Sabre returned $39 million to shareholders through a quarterly dividend payment on March 30, 2020. Sabre's Board of Directors has voted to suspend the payment of quarterly cash dividends on Sabre's common stock, effective after the March 30, 2020 payment.

Financial Highlights (in thousands, except for EPS; unaudited):	Three Months Ended March 31,
	2020	2019	% Change
Total Company:

Revenue	$658,977	$1,049,361	(37.2)
Operating (loss) income	$(151,411)	$110,407	(237.1)
Net (loss) income attributable to common stockholders	$(212,680)	$56,850	(474.1)
Diluted net (loss) income attributable to common stockholders per share (EPS)	$(0.78)	$0.20	(490.0)
Adjusted Gross Profit*	$167,100	$373,090	(55.2)
Adjusted EBITDA*	$24,403	$262,349	(90.7)
Adjusted EBITDA Margin*	3.7%	25.0%
Adjusted Operating (Loss) Income*	$(72,870)	$155,762	(146.8)
Adjusted Net (Loss) Income*	$(79,976)	$94,199	(184.9)
Adjusted EPS*	$(0.29)	$0.34	(185.3)
Cash provided by operating activities	$40,431	$152,000	(73.4)
Cash used in investing activities	$(32,850)	$(37,864)	(13.2)
Cash provided by (used in) financing activities	$238,146	$(164,314)	NM
Capitalized expenditures	$28,437	$37,864	(24.9)
Free Cash Flow*	$11,994	$114,136	(89.5)
Net Debt (total debt, less cash)	$3,033,589	$2,958.827
Net Debt / LTM Adjusted EBITDA*	4.3x	2.7x

Travel Network:

Revenue	$427,703	$773,968	(44.7)
Transaction Revenue	$387,747	$730,765	(46.9)
Subscriber / Other Revenue	$39,956	$43,203	(7.5)
Operating Income	$22,658	$192,639	(88.2)
Adjusted Operating Income*	$21,972	$193,172	(88.6)
Total Bookings	85,753	154,937	(44.7)
Air Bookings	72,823	138,561	(47.4)
Lodging, Ground and Sea Bookings	12,930	16,376	(21.0)
Bookings Share	39.3%	38.3%

Airline Solutions:

Revenue	$179,885	$212,927	(15.5)
Operating (Loss) Income	$(32,579)	$15,424	(311.2)
Adjusted Operating (Loss) Income*	$(32,579)	$15,424	(311.2)
Passengers Boarded	167,375	186,177	(10.1)

Hospitality Solutions:

Revenue	$59,237	$72,831	(18.7)
Operating (Loss) Income	$(16,457)	$(5,717)	187.9
Adjusted Operating (Loss) Income*	$(16,457)	$(5,717)	187.9
Central Reservation System Transactions	21,019	23,024	(8.7)

*Indicates non-GAAP financial measure; see descriptions and reconciliations below

Travel Network

First quarter 2020 highlights (versus prior year):
•Travel Network revenue decreased 45% to $428 million.
•Global air bookings share increased 100 basis points to 39.3%.
•Global bookings, net of cancellations, declined 45% in the quarter. The GDS industry experienced significant reductions in bookings during the quarter due to the impact of COVID-19.
◦North America bookings declined 39%
◦EMEA bookings declined 42%
◦Latin America bookings declined 39%
◦Asia Pacific bookings declined 63%
•Gross bookings declined 8% in January, 17% in February and 70% in March on a global basis. Significant cancellations created a substantial additional negative impact, particularly in March.
•Operating income totaled $23 million, versus $193 million in the first quarter of 2019, and operating income margin was 5%.
•The decline in operating income was driven by the significant reduction in revenue due to COVID-19, partially offset by a decline in incentive expense and headcount-related expenses resulting from cost saving actions implemented in response to COVID-19.

Airline Solutions

First quarter 2020 highlights (versus prior year):
•Airline Solutions revenue decreased 16% to $180 million. Reservations revenue decreased 17%, and commercial and operations revenue decreased 13%. The decline in revenue was driven by the demigration of Philippine Airlines and Bangkok Airlines, the insolvency of Jet Airways in April 2019, a decline in upfront license fee revenue from new implementations and the impact of COVID-19 on the existing customer base, partially offset by the acquisition of Radixx.
•Airline passengers boarded declined 10% in the quarter. Excluding Radixx, passengers boarded declined 15%.
•Operating loss totaled $33 million, versus operating income of $15 million in the first quarter of 2019.
•The change in operating income was driven by the reduction in revenue due to COVID-19 and an increase in bad debt expense, partially offset by a decline in headcount-related expenses resulting from cost saving actions implemented in response to COVID-19.

Hospitality Solutions

First quarter 2020 highlights (versus prior year):
•Hospitality Solutions revenue decreased 19% to $59 million.
•Central reservation system transactions declined 9% to 21 million.
•Operating loss was $16 million, versus operating loss of $6 million in the first quarter of 2019.
•The increase in operating loss was due to the reduction is CRS transactions driven by COVID-19 as well as a decrease in the CRS transaction rate due to the migration of certain enterprise hotel brands, partially offset by a reduction in transaction-based costs and headcount-related expenses resulting from cost saving actions implemented in response to COVID-19.

Business Outlook and Financial Guidance

"Our thoughts are with those around the world who have been impacted by the COVID-19 pandemic," said Doug Barnett, CFO. "We are in a time of unprecedented disruption to the travel industry. The latest IATA projection is for a 55% reduction in passenger revenue in 2020, putting 25 million jobs around the world at risk.

"Approximately 15% of our revenue is not tied to travel volumes, which partially mitigates the exposure we have to COVID-19's impact on travel. However, new bookings made in March declined 70% year-over-year, and net bookings were negative due to a significant amount of cancellations. This trend continued in April, with the drop-off of new bookings exacerbated by cancellations. As of quarter end, we have recognized $105 million in revenue from bookings that have not yet departed and have a cancellation reserve of $44 million on our balance sheet.

"Approximately two-thirds of our cost structure is variable or adjustable, which provides protection in a downside scenario. These costs include Travel Network incentives, which are variable and tied to bookings volume, semi-variable technology hosting costs, and labor and headcount-related costs. In response to COVID-19's impact on our business, we announced a $200 million cost savings initiative in March. We increased the scope of our initiatives and are now targeting total cost savings of approximately $325 million in 2020. Only one-third of our cost structure, or approximately $1 billion based on 2019 results, is fixed in nature. Our high proportion of variable costs affords us the ability to take further cost reduction actions, if needed.

"Sabre has significant liquidity to withstand a prolonged travel downturn and has no expected significant near-term liquidity needs. We have suspended our dividend, effective after the March

30, 2020 payment, and share repurchases. Effective May 1, 2020, Sabre and Farelogix agreed to terminate the Farelogix acquisition, and we have paid Farelogix aggregate termination fees of $21 million in the second quarter of 2020 pursuant to the acquisition agreement. Although we were in compliance with our leverage ratio requirement as of March 31, 2020, we believe that a Material Travel Event Disruption has occurred and therefore expect our leverage ratio covenant under our Amended and Restated Credit Agreement will be suspended. We drew down on our revolver in the amount of $375 million in March and raised $1.1 billion from the issuance of senior secured notes and exchangeable notes in April to further strengthen our liquidity.

"Our March 31, 2020 ending cash balance totaled $684 million. Pro forma for our recent notes offerings, as well as refunds owed to airlines for first quarter cancellations, incentive payments delayed from the first quarter, cancellation reserve and termination fees paid to Farelogix in the second quarter, our cash balance is $1.7 billion. Based on our estimated cash burn rate of approximately $80 million per month, we believe we have more than a year and a half of liquidity even in a zero bookings environment. At this time, we do not expect to participate in the CARES Act loan program for the aviation industry."

Given the magnitude and the uncertainty related to the COVID-19 pandemic and its economic effects, on March 20, 2020, Sabre withdrew its February 26, 2020 guidance and has not given further guidance at this time.

Conference Call

Sabre will conduct its first quarter 2020 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of our website, investors.sabre.com. A replay of the event will be available on the website for at least 90 days following the event.

About Sabre

Sabre Corporation is the leading software and technology company that powers the global travel industry, serving a wide range of travel companies including airlines, hoteliers, travel agencies and other suppliers. The company provides retailing, distribution and fulfillment solutions that help its customers operate more efficiently, drive revenue and offer personalized traveler experiences. Through its leading travel marketplace, Sabre connects travel suppliers with buyers from around the globe. Sabre’s technology platform manages more than $260B worth of global travel spend annually. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world. For more information visit www.sabre.com.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, investors.sabre.com. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that we obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to our ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. We have not independently verified this third-party information nor have we ascertained the underlying economic assumptions relied upon in those sources, and we cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income from continuing operations ("Adjusted Net (Loss) Income"), Adjusted EBITDA, Adjusted Net (Loss) Income from continuing operations per share ("Adjusted EPS"), Free Cash Flow, and the ratios based on these financial measures.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-Looking Statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as "estimate," "pro forma," "confident," "project," "trend," "expect," "anticipate," "believe," "guidance," "outlook," "will," "continue," "commit," "estimate," "may,” “should,” “would,” “intend," “potential,” "long-term," "growth," "results" or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, the severity, extent and duration of the global COVID-19 pandemic and its impact on our business and results of operations, financial condition and credit ratings, as well as on the travel industry and consumer spending more broadly, the actions taken to contain the disease or treat its impact, the effect of remote working arrangements on our operations and the speed and extent of the recovery across the broader travel ecosystem, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, including from airlines' insolvency, suspension of service or aircraft groundings, the timing, implementation and effects of the technology investment and other strategic initiatives, the completion and effects of travel platforms, travel suppliers' usage of alternative distribution models, exposure to pricing pressure in the Travel Network business, changes affecting travel supplier customers, maintenance of the integrity of our systems and infrastructure and the effect of any security breaches, failure to adapt to technological advancements, competition in the travel distribution market and solutions markets, implementation of software solutions, reliance on third parties to provide information technology services and the effects of these services, the finalization of an agreement to implement a full-service property management system, the execution, implementation and effects of new or renewed agreements, dependence on establishing, maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements, dependence on relationships with travel buyers, our collection, processing, storage, use and transmission of personal data and risks associated with PCI compliance, our ability to recruit, train and retain employees, including our key executive officers and technical employees, the financial and business results and effects of acquisitions, the effects of any litigation and regulatory reviews and investigations, including with respect to these acquisitions, adverse global and regional economic and political conditions, including, but not limited to, economic conditions in countries or regions with traditionally high levels of exports to China or that have commodities-based economies and the effect of "Brexit" and uncertainty due to related negotiations, risks arising from global operations, reliance on the value of our brands, failure to comply with regulations, use of third-party distributor partners, the effects of the implementation of new accounting standards, and tax-related matters, including the effect of the Tax Cuts and Jobs Act. More information about potential risks and uncertainties that could affect our business and results of operations is included in the "Risk Factors" and “Forward-Looking Statements” sections in our Annual Report on Form 10-K filed with the SEC on February 26, 2020, in our Form 8-K filed with the SEC on April 13, 2020 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Contacts:

Media
Kristin Hays
kristin.hays@sabre.com
sabrenews@sabre.com

Investors
Kevin Crissey
Kevin.Crissey@sabre.com
sabre.investorrelations@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Revenue	$658,977	$1,049,361
Cost of revenue	611,515	787,563
Selling, general and administrative	198,873	151,391
Operating (loss) income	(151,411)	110,407
Other income (expense):
Interest expense, net	(37,442)	(38,013)
Equity method (loss) income	(686)	533
Other, net	(47,486)	(1,870)
Total other expense, net	(85,614)	(39,350)
(Loss) Income from continuing operations before income taxes	(237,025)	71,057
Provision for income taxes	(27,254)	11,843
(Loss) Income from continuing operations	(209,771)	59,214
Loss from discontinued operations, net of tax	(2,126)	(1,452)
Net (loss) income	(211,897)	57,762
Net income attributable to noncontrolling interests	783	912
Net (loss) income attributable to common stockholders	$(212,680)	$56,850

Basic net (loss) income per share attributable to common stockholders:
(Loss) Income from continuing operations	$(0.77)	$0.21
Loss from discontinued operations	(0.01)	(0.01)
Net (loss) income per common share	$(0.78)	$0.20
Diluted net (loss) income per share attributable to common stockholders:
(Loss) Income from continuing operations	$(0.77)	$0.21
Loss from discontinued operations	(0.01)	(0.01)
Net (loss) income per common share	$(0.78)	$0.20
Weighted-average common shares outstanding:
Basic	274,037	275,589
Diluted	274,037	277,605

Dividends per common share	$0.14	$0.14

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	March 31, 2020	December 31, 2019
Assets
Current assets
Cash and cash equivalents	$684,472	$436,176
Accounts receivable, net of allowance for credit losses of $100,245 and $56,367	360,677	546,533
Prepaid expenses and other current assets	150,470	139,211
Total current assets	1,195,619	1,121,920
Property and equipment, net of accumulated depreciation of $1,875,769 and $1,815,844	594,132	641,722
Equity method investments	24,503	27,494
Goodwill	2,631,077	2,633,251
Acquired customer relationships, net of accumulated amortization of $741,744 and $735,367	306,081	311,015
Other intangible assets, net of accumulated amortization of $684,491 and $674,073	251,421	262,638
Deferred income taxes	35,958	21,812
Other assets, net	671,067	670,105
Total assets	$5,709,858	$5,689,957

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$200,564	$187,187
Accrued compensation and related benefits	72,012	94,368
Accrued subscriber incentives	253,019	316,254
Deferred revenues	100,146	84,661
Other accrued liabilities	262,818	189,548
Current portion of debt	79,770	81,614
Tax Receivable Agreement	—	71,911
Total current liabilities	968,329	1,025,543
Deferred income taxes	77,816	107,402
Other noncurrent liabilities	361,690	347,522
Long-term debt	3,619,312	3,261,821

Stockholders’ equity
Common Stock: $0.01 par value; 1,000,000 authorized shares; 296,543 and 294,319 shares issued, 275,314 and 273,733 shares outstanding at March 31, 2020 and December 31, 2019, respectively	2,965	2,943
Additional paid-in capital	2,335,171	2,317,544
Treasury Stock, at cost, 21,229 and 20,587 shares at March 31, 2020 and December 31, 2019, respectively	(473,890)	(468,618)
Retained deficit	(1,022,297)	(763,482)
Accumulated other comprehensive loss	(168,609)	(149,306)
Non-controlling interest	9,371	8,588
Total stockholders’ equity	682,711	947,669
Total liabilities and stockholders’ equity	$5,709,858	$5,689,957

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2020	2019
Operating Activities
Net (loss) income	$(211,897)	$57,762
Adjustments to reconcile net (loss) income to cash provided by operating activities:
Depreciation and amortization	95,861	103,443
Deferred income taxes	(41,732)	(13,932)
Allowance for credit losses	36,359	5,370
Acquisition termination fee	24,811	—
Amortization of upfront incentive consideration	18,213	19,128
Stock-based compensation expense	17,577	15,694
Other	(4,196)	(1,189)
Loss from discontinued operations	2,126	1,452
Dividends received from equity method investments	1,652	996
Amortization of debt issuance costs	993	993
Equity method loss (income)	686	(533)
Changes in operating assets and liabilities:
Accounts and other receivables	120,580	(95,354)
Prepaid expenses and other current assets	(10,120)	(24,429)
Capitalized implementation costs	(1,472)	(7,619)
Upfront incentive consideration	(22,566)	(22,052)
Other assets	16,102	26,078
Accrued compensation and related benefits	(23,655)	(47,150)
Accounts payable and other accrued liabilities	(1,197)	131,753
Deferred revenue including upfront solution fees	22,306	1,589
Cash provided by operating activities	40,431	152,000
Investing Activities
Additions to property and equipment	(28,437)	(37,864)
Other investing activities	(4,413)	—
Cash used in investing activities	(32,850)	(37,864)
Financing Activities
Proceeds of borrowings from lenders	375,000	—
Payments on Tax Receivable Agreement	(71,958)	(72,790)
Cash dividends paid to common stockholders	(38,544)	(38,594)
Payments on borrowings from lenders	(18,953)	(11,828)
Net payments on the settlement of equity-based awards	(5,200)	(6,842)
Other financing activities	(2,199)	(2,114)
Repurchase of common stock	—	(32,146)
Cash provided by (used in) financing activities	238,146	(164,314)
Cash Flows from Discontinued Operations
Cash used in operating activities	(997)	(48)
Cash used in discontinued operations	(997)	(48)
Effect of exchange rate changes on cash and cash equivalents	3,566	448
Increase (decrease) in cash and cash equivalents	248,296	(49,778)
Cash and cash equivalents at beginning of period	436,176	509,265
Cash and cash equivalents at end of period	$684,472	$459,487

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)

Reconciliation of Net (Loss) Income attributable to common stockholders to Adjusted Net (Loss) Income, Adjusted EBITDA and Adjusted Operating (Loss) Income:

	Three Months Ended March 31,
	2020	2019
Net (loss) income attributable to common stockholders	$(212,680)	$56,850
Loss from discontinued operations, net of tax	2,126	1,452
Net income attributable to non-controlling interests(1)	783	912
(Loss) Income from continuing operations	(209,771)	59,214
Adjustments:
Acquisition-related amortization(2a)	16,801	15,984
Restructuring and other costs(8)	25,281	—
Other, net(4)	47,486	1,870
Acquisition-related costs(6)	17,827	11,706
Litigation costs, net(5)	1,741	1,438
Stock-based compensation	17,577	15,694
Tax impact of adjustments(7)	3,082	(11,707)
Adjusted Net (Loss) Income from continuing operations	$(79,976)	$94,199
Adjusted Net (Loss) Income from continuing operations per share	$(0.29)	$0.34
Diluted weighted-average common shares outstanding	274,037	277,605

Adjusted Net (Loss) Income from continuing operations	$(79,976)	$94,199
Adjustments:
Depreciation and amortization of property and equipment(2b)	69,513	75,348
Amortization of capitalized implementation costs(2c)	9,547	12,111
Amortization of upfront incentive consideration(3)	18,213	19,128
Interest expense, net	37,442	38,013
Remaining provision for income taxes	(30,336)	23,550
Adjusted EBITDA	$24,403	$262,349
Less:
Depreciation and amortization(2)	95,861	103,443
Amortization of upfront incentive consideration(3)	18,213	19,128
Acquisition-related amortization(2a)	(16,801)	(15,984)
Adjusted Operating (Loss) Income	$(72,870)	$155,762

Reconciliation of Free Cash Flow:

	Three Months Ended March 31,
	2020	2019
Cash provided by operating activities	$40,431	$152,000
Cash used in investing activities	(32,850)	(37,864)
Cash provided by (used in) financing activities	238,146	(164,314)

	Three Months Ended March 31,
	2020	2019
Cash provided by operating activities	$40,431	$152,000
Additions to property and equipment	(28,437)	(37,864)
Free Cash Flow	$11,994	$114,136

Reconciliation of Net (Loss) Income to LTM Adjusted EBITDA (for Net Debt Ratio):

	Three Months Ended
	Jun 30, 2019	Sep 30, 2019	Dec 31, 2019	Mar 31, 2020	LTM
Net (loss) income attributable to common stockholders	$27,838	$63,813	$10,091	$(212,680)	$(110,938)
Loss (Income) from discontinued operations, net of tax	(1,350)	596	1,068	2,126	2,440
Net income attributable to non-controlling interests(1)	1,606	771	665	783	3,825
(Loss) Income from continuing operations	28,094	65,180	11,824	(209,771)	(104,673)
Adjustments:
Acquisition-related amortization(2a)	16,011	15,976	16,633	16,801	65,421
Restructuring and other costs(8)	—	—	—	25,281	25,281
Other, net(4)	2,479	1,769	3,314	47,486	55,048
Acquisition-related costs(6)	8,935	9,696	10,700	17,827	47,158
Litigation costs, net(5)	1,386	(24,179)	(3,224)	1,741	(24,276)
Stock-based compensation	18,295	17,094	15,802	17,577	68,768
Depreciation and amortization of property and equipment(2b)	79,209	78,060	77,956	69,513	304,738
Amortization of capitalized implementation costs(2c)	9,627	9,579	8,127	9,547	36,880
Amortization of upfront incentive consideration(3)	19,846	20,851	23,110	18,213	82,020
Interest expense, net	39,608	39,743	39,027	37,442	155,820
Provision for income taxes	12,145	7,795	3,543	(27,254)	(3,771)
Adjusted EBITDA	$235,635	$241,564	$206,812	$24,403	$708,414

Net Debt (total debt, less cash)					$3,033,589
Net Debt / LTM Adjusted EBITDA					4.3x

	Three Months Ended
	Jun 30, 2018	Sep 30, 2018	Dec 31, 2018	Mar 31, 2019	LTM
Net income attributable to common stockholders	$92,246	$73,005	$84,400	$56,850	$306,501
(Income) loss from discontinued operations, net of tax	(760)	(3,664)	1,478	1,452	(1,494)
Net income attributable to non-controlling interests(1)	1,079	1,538	1,150	912	4,679
Income from continuing operations	92,565	70,879	87,028	59,214	309,686
Adjustments:
Acquisition-related amortization(2a)	17,588	16,407	16,423	15,984	66,402
Other, net(4)	7,735	1,905	(2,237)	1,870	9,273
Acquisition-related costs(6)	—	—	3,266	11,706	14,972
Litigation costs, net(5)	1,020	5,225	1,250	1,438	8,933
Stock-based compensation	13,594	15,245	15,818	15,694	60,351
Depreciation and amortization of property and equipment(2b)	74,960	76,226	77,963	75,348	304,497
Amortization of capitalized implementation costs(2c)	10,395	10,099	11,407	12,111	44,012
Amortization of upfront incentive consideration(3)	19,661	18,207	20,298	19,128	77,294
Interest expense, net	39,409	39,291	40,208	38,013	156,921
Provision for income taxes	75	25,021	(3,879)	11,843	33,060
Adjusted EBITDA	$277,002	$278,505	$267,545	$262,349	$1,085,401

Net Debt (total debt, less cash)					$2,958,827
Net Debt / LTM Adjusted EBITDA					2.7x

Reconciliation of Operating (Loss) Income to Adjusted Gross Profit, Adjusted EBITDA and Adjusted Operating (Loss) Income by business segment:

	Three Months Ended March 31, 2020
	Travel Network	Airline Solutions	Hospitality Solutions	Corporate	Total
Operating (loss) income	$22,658	$(32,579)	$(16,457)	$(125,033)	$(151,411)
Add back:
Selling, general and administrative	48,969	46,519	11,685	91,700	198,873
Cost of revenue adjustments:
Depreciation and amortization(2)	22,329	38,087	10,466	6,491	77,373
Restructuring and other costs(8)	—	—	—	16,695	16,695
Amortization of upfront incentive consideration(3)	18,213	—	—	—	18,213
Stock-based compensation	—	—	—	7,357	7,357
Adjusted Gross Profit	112,169	52,027	5,694	(2,790)	167,100
Selling, general and administrative	(48,969)	(46,519)	(11,685)	(91,700)	(198,873)
Equity method loss	(686)	—	—	—	(686)
Selling, general and administrative adjustments:
Depreciation and amortization(2)	2,938	2,861	1,136	11,553	18,488
Restructuring and other costs(8)	—	—	—	8,586	8,586
Acquisition-related costs(6)	—	—	—	17,827	17,827
Litigation costs, net(5)	—	—	—	1,741	1,741
Stock-based compensation	—	—	—	10,220	10,220
Adjusted EBITDA	$65,452	$8,369	$(4,855)	$(44,563)	$24,403
Less:
Depreciation and amortization(2)	25,267	40,948	11,602	18,044	95,861
Amortization of upfront incentive consideration(3)	18,213	—	—	—	18,213
Acquisition-related amortization(2a)	—	—	—	(16,801)	(16,801)
Adjusted Operating (Loss) Income	$21,972	$(32,579)	$(16,457)	$(45,806)	$(72,870)

Operating income margin	5.3%	NM	NM	NM	NM
Adjusted Operating Income Margin	5.1%	NM	NM	NM	NM

	Three Months Ended March 31, 2019
	Travel Network	Airline Solutions	Hospitality Solutions	Corporate	Total
Operating income (loss)	$192,639	$15,424	$(5,717)	$(91,939)	$110,407
Add back:
Selling, general and administrative	43,460	22,677	9,960	75,294	151,391
Cost of revenue adjustments:
Depreciation and amortization(2)	27,453	40,030	11,467	5,970	84,920
Amortization of upfront incentive consideration(3)	19,128	—	—	—	19,128
Stock-based compensation	—	—	—	7,244	7,244
Adjusted Gross Profit	282,680	78,131	15,710	(3,431)	373,090
Selling, general and administrative	(43,460)	(22,677)	(9,960)	(75,294)	(151,391)
Equity method income	533	—	—	—	533
Selling, general and administrative adjustments:
Depreciation and amortization(2)	3,102	2,940	1,255	11,226	18,523
Acquisition-related costs(6)	—	—	—	11,706	11,706
Litigation costs, net(5)	—	—	—	1,438	1,438
Stock-based compensation	—	—	—	8,450	8,450
Adjusted EBITDA	$242,855	$58,394	$7,005	$(45,905)	$262,349
Less:
Depreciation and amortization(2)	30,555	42,970	12,722	17,196	103,443
Amortization of upfront incentive consideration(3)	19,128	—	—	—	19,128
Acquisition-related amortization(2a)	—	—	—	(15,984)	(15,984)
Adjusted Operating Income (Loss)	$193,172	$15,424	$(5,717)	$(47,117)	$155,762

Operating income margin	24.9%	7.2%	NM	NM	10.5%
Adjusted Operating Income Margin	25.0%	7.2%	NM	NM	14.8%

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income from continuing operations ("Adjusted Net (Loss) Income"), Adjusted EBITDA, Adjusted EPS, Free Cash Flow and ratios based on these financial measures.

We define Adjusted Gross Profit as operating (loss) income adjusted for selling, general and administrative expenses, the cost of revenue portion of depreciation and amortization, restructuring and other costs, amortization of upfront incentive consideration, and stock-based compensation included in cost of revenue.

We define Adjusted Operating (Loss) Income as operating (loss) income adjusted for equity method (loss) income, acquisition-related amortization, restructuring and other costs, acquisition-related costs, litigation costs, net, and stock-based compensation.

We define Adjusted Net (Loss) Income as net (loss) income attributable to common stockholders adjusted for loss (income) from discontinued operations, net of tax, net income attributable to noncontrolling interests, acquisition-related amortization, loss on extinguishment of debt, other, net, restructuring and other costs, acquisition-related costs, litigation costs, net, stock-based compensation, and the tax impact of adjustments.

We define Adjusted EBITDA as Adjusted Net (Loss) Income adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, amortization of upfront incentive consideration, interest expense, net, and the remaining provision for income taxes.

We define Adjusted EPS as Adjusted Net (Loss) Income divided by diluted weighted-average common shares outstanding.

We define Free Cash Flow as cash provided by operating activities less cash used in additions to property and equipment.

We define Adjusted Net (Loss) Income from continuing operations per share (EPS) as Adjusted Net (Loss) Income divided by diluted weighted-average common shares outstanding.

These non-GAAP financial measures are key metrics used by management and our board of directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures and meet working capital requirements. We also believe that Adjusted Gross Profit, Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, Adjusted EBITDA and Adjusted EPS assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Gross Profit, Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, Adjusted EBITDA, Adjusted EPS, Free Cash Flow and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them are unaudited and have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted Gross Profit and Adjusted EBITDA do not reflect cash requirements for such replacements;

•Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•other companies, including companies in our industry, may calculate Adjusted Gross Profit, Adjusted Operating (Loss) Income, Adjusted Net (Loss) Income, Adjusted EBITDA, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

Non-GAAP Footnotes

(1)Net income attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interests held in (i) Sabre Travel Network Middle East of 40%, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40%, (iii) Sabre Travel Network Lanka (Pte) Ltd of 40%, and (iv) Sabre Bulgaria of 40%.

(2)Depreciation and amortization expenses:
(a) Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date.
(b) Depreciation and amortization of property and equipment includes software developed for internal use as well as amortization of contract acquisition costs.
(c) Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(3)Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to ten years. This consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. These service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided up front. These service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.

(4)Other, net primarily includes a $46 million charge in connection with our proposed acquisition of Farelogix, as well as foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(5)Litigation costs, net represent charges associated with antitrust litigation and other foreign non-income tax contingency matters.

(6)Acquisition-related costs represent fees and expenses incurred associated with the 2018 agreement to acquire Farelogix.

(7)The tax impact of adjustments includes the tax effect of each separate adjustment based on the statutory tax rate for the jurisdiction(s) in which the adjustment was taxable or deductible, and the tax effect of items that relate to tax specific financial transactions, tax law changes, uncertain tax positions and other items.

(8)Restructuring and other costs represent charges associated with business restructuring and associated changes implemented which resulted in severance benefits related to employee terminations. In the first quarter of 2020, we recorded a $25 million charge associated with an announced action to reduce our workforce in connection with cost savings measures as a result of the market conditions caused by COVID-19.